Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Corbus Pharmaceuticals Holdings, Inc. and Subsidiary on Form S-8 to be filed on or about March 16, 2018 of our report dated March 12, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, which report was included in the Annual Report on Form 10-K filed March 12, 2018. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 16, 2018